UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

January 23, 2012

Date of Report (Date of earliest event reported)

RDA HOLDING CO.

(Exact name of registrant as specified in its charter)

Delaware	333-170143-07	37-1537045
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Third Avenue New York, New York	10017
(Address of principal executive offices)	(Zip Code)

(646) 293-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 23, 2012, The Reader’s Digest Association, Inc. (“RDA”), a wholly owned subsidiary of RDA Holding Co., and Meredith Corporation (“Meredith”) issued a joint press release announcing that RDA, Meredith and RDA’s wholly-owned subsidiary Allrecipes.com, Inc. (“ALR”) had entered into a definitive Stock Purchase Agreement (the “Agreement”) dated as of January 23, 2012, relating to the sale of ALR to Meredith for $175 million in cash, subject to adjustment in accordance with the terms and provisions of the Agreement.

The transaction has been approved by the board of directors of all parties to the Agreement.  Each of the parties to the Agreement has made certain customary representations, warranties and covenants in the Agreement. ALR has also agreed to certain pre-closing covenants in the Agreement, including, among other things, to carry on the business in the ordinary course during the period between the date of the Agreement and closing, and not to engage in certain types of transactions during such period. Closing of the sale of ALR is expected to occur during the first quarter of 2012 and is subject to various customary closing conditions, including receiving antitrust approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.  The Agreement provides Meredith and RDA with customary termination rights. Net cash proceeds from the sale, after estimated taxes and transaction fees, of approximately $145 million will be used primarily to repay debt and related fees.

Item 8.01 Other Events.

On January 24, 2012, RDA and Meredith issued a joint press release announcing the execution of the Purchase Agreement.  A copy of the joint press release is furnished hereto as Exhibit 99.1 and incorporated herein by reference in its entirety

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release dated January 24, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RDA Holding Co.

/s/ Andrea Newborn
	Name:	Andrea Newborn
	Title:	Senior Vice President, General Counsel and Secretary
Date: January 25, 2012

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated January 24, 2012